SILVERADO GREEN FUEL CONTRACTS WITH ARCHITECTURAL ENGINEERING
FIRM PICKERING FOR DESIGN OF
LIGNITE COAL-WATER FUEL PLANT IN MISSISSIPPI

AUGUST 16, 2007 - Fairbanks, Alaska – USA - Vancouver, BC – Canada
SILVERADO - OTCBB: SLGLF / Frankfurt: SLGL / Berlin: SLGL

Silverado announced today that it has contracted with Pickering, Inc. of Jackson, Mississippi, to provide complete architectural and engineering plans for construction of Silverado’s lignite water fuel (LWF) demonstration facility. The facility will be located on a 14-acre site already designated in the Red Hills Ecoplex outside Ackerman, MS.

“We’re excited about this opportunity,” said Pickering principal and senior project manager Thomas R. McConnell. “It’s not every day that we design a coal-water fuel facility. When the demonstration plant is operational, we hope also to be involved when Silverado scales up to a full production facility.”

Pickering will provide detailed architectural and engineering construction plans for the building, including electrical, mechanical and structural designs for the LWF production and boiler test facility. In addition to the demonstration plant, plans will be conceived and delivered for the laboratory center and offices, storage tanks and the coal loading facility. Pickering, under previous agreement, provided Silverado the conceptual design for the LWF facility and laboratory.

“We have been working with Pickering since the conception of this project and are delighted to take this next step with them,” said Silverado Green Fuel president Garry Anselmo. “This will be the first plant in North America entirely dedicated to producing lignite water fuel as a petroleum fuel substitute, and this is the first step.”

About Silverado: Silverado is an international company focused on Gold and a new environmentally friendly Fuel Technology. Silverado has gold properties located throughout Alaska, which include the 100% owned Nolan Placer Gold Mine. The company is also entering the construction phase of an environmentally friendly low cost strategic fuel demonstration facility. Silverado's Green Fuel will be produced from low-rank coal and processed into an environmentally friendly oil substitute. Silverado Green Fuel Inc. is a wholly owned subsidiary of its publicly traded parent, Silverado Gold Mines Ltd. For more information about Silverado Green Fuel Inc., please visit http://www.silveradogreenfuel.com/ and the parent public corporation, http://www.silverado.com/.

SILVERADO GREEN FUEL INC.
Mailing Address • 1820 - 1111 W. Georgia Street • Vancouver, B.C. • V6E 4M3 • CA
Toll Free: (800) 665-4646 or (604) 689-1535 • Fax: (604) 682-3519
pr@silverado.com• www.silveradogreenfuel.com
Field Address • 3180 Peger Rd Ste 270
Fairbanks AK 99709-5485 • USA

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